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nVent Electric plc

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DATE:	April 29, 2021
TO:	nVent Shareholders
FROM:	Jerry W. Burris, Chair of the Compensation and Human Capital Committee of the Board of Directors

RE:	Response to Negative Recommendation from Glass Lewis

Dear nVent Shareholder:

We are writing to address the recent negative vote recommendation from Glass Lewis. We recognize and appreciate the positive commentary Glass Lewis provided with respect to our 2020 compensation program and the forward looking 2021 design changes. However, Glass Lewis’ conclusion that shareholders should be concerned with the structure of the supplemental stock-based awards granted to our executives officers on March 1, 2021 was driven by misperceptions that we would like to clarify in this letter.

As noted in our Compensation Discussion & Analysis (“CD&A”), in February 2021, in recognition of the extraordinary efforts by our senior leadership during 2020 in directing our response to the COVID-19 pandemic and of the negative impact of the pandemic on our 2018-2020 and 2019-2021 performance share units, the Committee approved a one-time performance-based supplemental stock award for our executive officers, including our Named Executive Officers. Vesting of this one-time grant is contingent upon achievement of absolute stock price hurdles directly tied to our objective of emerging stronger from the pandemic, as well as service requirements.

The Compensation and Human Capital Committee (the “Committee”) went through a rigorous process in establishing the three escalating stock price hurdles that would serve as the performance measures for the supplemental award over the 2021-2023 performance period. The Committee worked with its independent advisor to review market prevalence of long-term incentive measures among peer companies and ultimately selected stock price hurdles because they are directly tied to our goal of emerging stronger and getting our stock price to reach and exceed pre-pandemic performance levels. The Committee also believed the stock price hurdles would complement the Relative Total Shareholder Return (“TSR”) performance measure that replaced Adjusted Earnings per Share for our annual grant of Performance Share Units (“PSUs”) in 2021.

The Committee and its independent advisor, in partnership with management, considered a number of data points in setting the stock price hurdles including:

●	The rolling three-year average total shareholder return of the S&P 400 ending 12/31/2018, 12/31/2019 and 12/31/2020, which was 7% at the median,
●	nVent stock price performance during 2020, and
●	Analyst expectations.

To further focus management on improved TSR and stock price appreciation, and our objective to emerge stronger from the pandemic, the Committee set the stock price hurdles using an 8% growth rate for each hurdle. Unlike TSR, the 8% compound annual growth rate represented by the stock price hurdles does not include the value of our dividends (3.0% yield based on closing stock price of $23.29 on 12/31/2020); as a result, assuming our dividends continue at their current rate, if we achieve the stock price hurdles, our actual TSR would exceed the median TSR of the S&P 400 as outlined above. The Company’s stock price was volatile following the onset of the pandemic. Therefore, to mitigate the possibility of a windfall from a short-lived change in our stock price, the Committee discussed and approved using the average closing stock price for 20 consecutive trading days immediately preceding the grant date to establish the baseline stock price for the first hurdle. As disclosed in our CD&A, the stock price hurdles, and underlying service requirements are as follows:

●	$26.25 + one year of service from the day of grant
●	$28.35 + two years of service from the day of grant
●	$30.62 + three years of service from the day of grant

The stock price hurdle will not be considered achieved until after 20 consecutive trading days on which the stock price closes at or above the hurdle. As noted by Glass Lewis, while achievement of the stock price hurdles early in the performance period does not guarantee the same stock price throughout the entire three-year period, the Committee believed that requiring the stock price to be maintained for 20 consecutive trading days before being considered “achieved” would sufficiently guard against any windfalls from a spike in our stock price and support continued stock price appreciation and greater shareholder return, in addition to aligning with prevailing market practices. The fact that the first hurdle has been achieved is not an indication that it was insufficiently rigorous; rather, it is an indication of our strong performance to date.

Glass Lewis indicated that the structure of the supplemental award “provides for retesting opportunities.” To the contrary, the vesting of each tranche is dependent on achieving the specific stock price performance during the performance period. If the stock price hurdle for a particular tranche is not achieved during the three-year performance period, then that tranche will not vest, regardless of whether the stock price hurdle is achieved at a later time.

Finally, Glass Lewis’ conclusion that the supplemental award was designed to make executives whole after “forfeiting the 2018 PSU” award and “potentially forfeiting” the 2019 PSU award due to the pandemic’s impact on business is inconsistent with our intent. The 2018 PSU award was not earned due to below-threshold performance, demonstrating the alignment of our compensation program with shareholder interests. The supplemental awards were made in recognition of the extraordinary efforts by our senior leadership during 2020 in directing our response to the COVID-19 pandemic and of the negative impact of the pandemic on our compensation program, but does not make the executives whole. As disclosed in our 2019 and 2020 proxy statements, our Chief Executive Officer’s (“CEO’s”) PSU award had a target value of $1,400,010 in 2018 and $1,874,993 in 2019, for an aggregate target value over the two years of $3,275,003. Our CEO’s one-time performance based supplemental stock award approved by the Committee in 2021, in contrast, had a target value of $2,100,000. In determining the award amount, the Committee, in consultation with its independent advisor, reviewed existing stock ownership levels, shareholder alignment objectives, competitive annual award levels and internal equity.

In conclusion, we ask for your support in our advisory vote on executive compensation at our 2021 Annual General Meeting of Shareholders, which is scheduled for May 14, 2021. We hope that you will find this summary and the more complete discussion of our executive compensation programs found in our CD&A compelling evidence of our strong pay-for-performance practices. We appreciate your continued support.

Sincerely,

/s/ Jerry Burris

Jerry W. Burris
Chair of the Compensation and Human Capital Committee
of the nVent Electric plc Board of Directors